Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statements on Form S‑8 of Chuy’s Holdings, Inc. of our reports dated February 21, 2023, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Chuy’s Holdings, Inc., appearing in the Annual Report on Form 10-K of Chuy’s Holdings, Inc. for the year ended December 25, 2022.
/s/ RSM US LLP
Austin, Texas
August 4, 2023